United States securities and exchange commission logo





                     August 31, 2021

       Subramaniam Viswanathan
       Chief Financial Officer
       CHIMERA INVESTMENT CORPORATION
       520 Madison Avenue, 32nd Floor
       New York, NY 10022

                                                        Re: CHIMERA INVESTMENT
CORPORATION
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 18,
2021
                                                            File No. 001-33796

       Dear Mr. Viswanathan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction